                                 EXHIBIT 10.16

                      Dated the 9th day of September 1999















                             CONSULTANCY AGREEMENT

                                    BETWEEN

                         (1) Mobile P.E.T. Systems, Inc.
                         (2) Dr. Piers Nicholas Plowman















                              Monier-Williams & Boxalls
                               71 Lincoln's Inn Fields
                                   London WC2A 3JF

                                  Tel. 0171 405 6195

THIS AGREEMENT is made the _______________ day of _____________ 1999

BETWEEN:

1. MOBILE P.E.T. SYSTEMS, INC., a Company Incorporated in the State of Delaware (EIN Number 33-0831137) with its Principal Offices located at 2240 Shelter Island Drive, San Diego, California 92106, United States of America ("the Company"); and

2. DR. PIERS NICHOLAS PLOWMAN of 14 Harmont House, 20 Harley Street, London W1N 1AN ("the Consultant").


1.   DEFINITIONS

     The following terms shall have the following meanings:

     1.1    "Board"                   The Board of Directors of the Company.

     1.2    "Commencement Date"       The 1st day of September 1999.

     1.3    "Term"                    From the Commencement Date to 31st
                                      December 2000 and unless and until
                                      this Agreement is determined by either
                                      party in accordance with clause 7.

2.   APPOINTMENT

     The Company appoints the Consultant as a consultant of the business of the Company for the Term to provide the services set out herein.


3.   THE OBLIGATIONS OF THE CONSULTANT

3.1 During the Term the Consultant shall unless prevented by ill-health devote such of his time, attention and abilities in the business of the Company as the Consultant and the Company shall deem reasonably necessary provided that the Consultant shall not act as an advisor, consultant or employee of or for any other Positron Emission Tomography (P.E.T.) Service.

3.2 The Consultant's obligations shall be to oversee on behalf of the Company the clinical operations of the P.E.T. services provided in London at the London P.E.T. Centre, located at 154 Harley Street.

     London W1 or such other premises as may be provided by the Company after consultation with the Consultant. The Consultant may be titled Clinical Director of the London P.E.T. Centre but shall not be a Director or act as a shadow Director of the Company. The services of the Consultant will include the clinical marketing of P.E.T. to physicians and expanding the UK clinical operation of the Company and in order to carry out his obligations the Consultant shall have with the approval of the Company power to employ or engage the services of administrative and clinical staff in the name of and on behalf of the Company and shall monitor the quality reporting of scans by nuclear isotope physicians so employed or engaged and shall liaise with potential referring physicians.

3.3 In carrying out his services to the Company the Consultant shall not be required to carry out any routine office administration of the London P.E.T. Centre or be involved in the pricing or billing of work carried out at the Centre, nor the supply of physics or isotopes or the day to day working and quality control of the P.E.T. scanner.

3.4 The Consultant shall not be required to be present at the London P.E.T. Centre on a routine basis but will be available for consultation to the office staff.

3.5 As part of his services the Consultant will be appointed and serve as a member of the Medical Advisory Board of the Company and shall assist the promotion of the business of the Company in the United States and in Europe.

3.6 The Consultant will participate with other clinicians on the Medical Advisory Board and provide input to the management of the Company with regard to technology, clinical utilisation and other medical trends of which the Company should be made aware.

3.7 In connection with his services the Consultant shall report to the Board through the Chief Executive Officer of the Company.

3.8 All services of the Consultant shall be provided in London and the Consultant shall not be required to travel overseas in order to provide services to the Company other than attending one meeting of the Medical Advisory Board each year in the United States of America.

4.   CONSIDERATION

4.1 In consideration for the services to be rendered by the Consultant under this Agreement the Company shall:

     4.1.1 On the signing of this Agreement grant the Consultant the options to acquire

             (a) 50,000 shares (the "First Option") and

             (b) 25,000 Shares ("the Second Option") in the Company in
                 accordance with the terms of the Share Option Deed set out in the First Schedule hereto.

     4.1.2 Pay to the Consultant a Management Fee equal to 5% of the net profit of the operations of the Company in the United Kingdom in accordance with the provisions set out in the Second Schedule hereto.

4.2 In addition to the consideration payable under clause 4.1 above the Company shall on each anniversary of the date of this Agreement grant to the Consultant an option to acquire 10,000 shares in the Company ("the Third Option") in accordance with the term of the Share Option Deed set out in the First Schedule hereto provided that the Third Option shall only be granted if at each relevant anniversary of the date of this Agreement the Consultant was a member during the preceding year of the Medical Advisory Board of the Company or any similar Board or Committee that may have replaced the Medical Advisory Board.

4.3 In addition to the considerations payable under clause 4.1 and 4.2 above, the Company shall grant to the Consultant an option to acquire 10,000 shares on 31st December 1999, 30,000 shares on 31st December 2000, 30,000 shares on 31st December 2001, 30,000 shares on 31st December 2002 and 30,000 shares on 31st December 2003 ("the Fourth Option") in accordance with the terms of the Share Option Deed set out in the First Schedule hereto provided that this share option ("the Fourth Option") shall only be exercisable if at the relevant date set out above the Consultant was a member of the Medical Advisory Board of the Company or any similar board or committee that may have replaced the Medical Advisory Board.

5.   ADMINISTRATIVE ARRANGEMENTS

5.1 The Company shall reimburse to the Consultant all reasonable travelling and other expenses properly incurred by him in the performance of his services under this Agreement provided that the Company may require any such expenses to be duly vouched by written evidence where procurable.

5.2 The Company shall procure that the London P.E.T. Centre shall be provided with such sufficient funds as the Consultant shall advise is necessary for the remuneration of staff employed or engaged to provide services at the London P.E.T. Centre and all costs incurred in administering the Centre including expenses incurred by the Consultant.

5.3 The Consultant shall be empowered to draw on such funds by signing cheques or other payment authorities on behalf of the Company up to a total of L5,000 on any one cheque or authority, provided that all payments in favour of the Consultant shall be authorised in advance in writing by the chief executive officer of the Company or a member of the Board.

5.4 The Consultant or his personal representatives shall be entitled to a rateable proportion of the sum or sums payable to the Consultant under clause 4 for any broken portion of any year during which his engagement under this Agreement subsists and shall be entitled to exercise his share options in accordance with the provisions set out in the Share Option Deed set out in the First Schedule.


6.   VALUE ADDED TAX

6.1 All sums payable under this Agreement unless otherwise stated are exclusive of VAT or other duties or taxes.

6.2 Any VAT or other duties or taxes payable in respect of such sums shall be payable in addition to such sums.


7.   TERMINATION

7.1  This Agreement may be terminated:

     7.1.1 By either party serving on the other six months written notice of termination of this

            Agreement to expire on 31st December in any year.

     7.1.2 By either party by immediate written notice if the other party shall have committed a serious or fundamental breach of this Agreement not capable of remedy within thirty days.

     7.1.3 By 90 days notice in the event that either party shall have committed a breach of this Agreement which is capable of remedy and such breach has not been remedied within thirty days of the giving of such notice.

     7.1.4 By 90 days notice by either party in the event that the Consultant shall be unable to provide consultancy services to the Company due to ill-health for a consecutive period of more than three months.

7.2 Any notices given under this clause shall be given in accordance with the provisions of clause 10.2 below.

7.3 The appointment of the Consultant to the Medical Advisory Board of the Company may be terminated by 90 days notice by either party hereto expiring on the anniversary of the date of this Agreement. The resignation or removal of the Consultant from the Medical Advisory Board shall not determine this Agreement provided that in the event that the appointment of the Consultant to the Medical Advisory Board is terminated by the Company the Consultant shall be entitled to give 90 days notice of termination of this Agreement.


8.   LIABILITY AND INDEMNITY

8.1 The Company shall maintain full insurance cover in relation to any claims against the Company or the Consultant in relation to the business of the London P.E.T. Centre and all services to be provided by the Company or the Consultant in the United Kingdom and by any staff employed by or engaged to provide services for the Company and the Company authorises the Consultant to procure such insurance cover in the name of the Company as the Consultant deems necessary.

8.2 The Company shall indemnify and keep indemnified the Consultant from and against all and any claims, loss, damage or liability and any legal fees and costs or expenses incurred in respect of any claim against the Consultant or the Company in relation to the services referred to in clause 8.1.

8.3 All business carried out and services provided by or on behalf of the Company in the United Kingdom shall be in accordance with all laws and regulations applying in the United Kingdom and the Company shall indemnify the Consultant from and against all and any loss, damage or liability arising from any breach of this provision.


9.   SECRECY

     The Consultant shall not at any time during the Term divulge and shall use his best endeavours to prevent the divulging to any person any confidential information relating to the business or affairs of the Company other than with the consent of the Company or as may be required by law.


10.  GENERAL

10.1 This Agreement contains the whole agreement between the parties and supersedes any prior agreement between the parties whether written or oral and no variation of this Agreement shall be made except by a document in writing signed by both parties.

10.2 Any notice to be served on either party by the other shall be sent by facsimile transmission or electronic mail or by prepaid registered post to the address of the relevant party shown at the head of this Agreement and shall be deemed to have been received by the addressee seven days after the same has been posted or twenty-four hours after dispatch if sent by facsimile transmission or by electronic mail to the correct facsimile number or electronic mail address of the addressee.

10.3 This Agreement shall be governed by English law in every particular, including formation and interpretation, and shall be deemed to have been made in England and the parties hereto submit to the non-exclusive jurisdiction of the English Courts.

10.4 During the Term the Consultant shall be an independent contractor and not an employee of the Company and in such capacity the Consultant shall bear exclusive responsibility for the payment of National Insurance Contributions as a self-employed person and for the discharge of any income tax and (subject to clause 5) VAT liability arising out of remuneration for the services provided by him under this Agreement.

10.5 The Consultant shall not be subject to directions from the Company as to the manner in which he shall perform the services to be provided by him.

10.6 The Company shall not assign or sub-contract any of its rights or duties under this Agreement without the consent in writing of the Consultant and the Consultant shall not delegate or assign or sub-contract any of his rights or duties under this Agreement.

10.7 The Consultant shall upon termination of his engagement as a Consultant immediately deliver up to the Company all documents, specifications and property belonging to the Company which may be in his possession or under his control.

10.8. If before the end of the Term the engagement of the Consultant shall be terminated by reason of the winding up of the Company for the purpose of amalgamation or reconstruction or the Company is a party to any arrangement for amalgamation not involving winding up and the Consultant shall be offered an engagement with the amalgamated or reconstructed company for a period not less than the unexpired part of the Term and on terms identical (mutatis mutandis) to the terms of this Agreement the Consultant shall have no claim against the Company in respect of such termination.


SIGNED by the Consultant and on behalf of the Company on the above date.

                                    THE FIRST SCHEDULE

                                  (THE SHARE OPTION DEED)


This Deed is made the 9th day of September 1999

BETWEEN:

1. MOBILE P.E.T. SYSTEMS, INC., a Company Incorporated in the State of Delaware (EIN Number 33-0831137) with its principal offices located at 2240 Shelter Island Drive, San Diego, California 92106, United States of America ("the Company"); and

2. DR. PIERS NICHOLAS PLOWMAN of 14 Harmont House, 20 Harley Street, London W1N 1AN ("the Consultant").


RECITALS

The Consultant has been appointed a Consultant to the Company and it is proposed that the Company will grant options to the Consultant in respect of the Option Shares on the terms and conditions set out in this Deed.

NOW IT IS AGREED as follows:


1.   DEFINITIONS AND INTERPRETATIONS

     In this Agreement the following expressions have the meanings set out below (unless the context otherwise requires):

     1.1    "the First Option"         means the option granted to the Consultant by clause 2.

     1.2    "the Second Option"        means the option granted to the Consultant by clause 3.

     1.3    "the Third Option"         means the option granted to the Consultant by clause 4.

     1.4    "the Fourth Option"        means the option granted to the Consultant by clause 5.

     1.5    "the Option Shares"        means the number of Shares in respect of which the Options have been granted but subject to variation pursuant to clause 8.

     1.6    "the Options"             means together the First Option, the Second Option, the Third Option and
                                      the Fourth Option.

     1.7    "the Shares"              means the Common Shares of the Company.

     1.8    "the Subscription Price"  means the prices set out in clauses 2, 3, 4 and 5 below in respect of the
                                      Options subject to variation pursuant to clause 8.


2.   GRANT OF THE FIRST OPTION

     In consideration of the sum of US$1 (the receipt of which is acknowledged by the Company) the Company grants the Consultant the right to subscribe for 50,000 (Fifty thousand) Shares or any of them at a price of US$3.0 per Share.


3.   GRANT OF THE SECOND OPTION

     In consideration of the sum of US$1 (the receipt of which is acknowledged by the Company) the Company grants the Consultant the right to subscribe for 25,000 (Twenty-five thousand) Shares or any of them at a price of US$1 per Share.


4.   GRANT OF THE THIRD OPTION

4.1 In consideration of the sum of US$1 (the receipt of which is acknowledged by the Company) the Company grants the Consultant the right to subscribe for 10,000 (Ten thousand) Shares in the Company on the 1st day of January 2000 and on the 1st day of January in each subsequent year provided that the Consultant was a member of the Medical Advisory Board of the Company during the year preceding each such date.

4.2 The price payable by the Consultant shall be an amount per Share equal to the average weighted price for the Shares of the Company quoted on the NASD-OTC Bulletin Board or such other market or stock exchange in the United States upon which the Shares are traded or listed during the year from the 1st day of January 1999 to 1st January 2000 and each subsequent year.

4.3 Within fourteen days of the 1st day of January 2000 and each subsequent anniversary of that date the Company shall notify the Consultant of the average weighted price of the Shares in the Company during the preceding year which shall be the Subscription Price for the Third Option for that year. The notification by the Company shall include a certificate by the auditors of the Company that the Subscription Price has been accurately calculated and such notification shall be binding on the Company and the Consultant save where manifestly incorrect.

5.1    GRANT OF THE FOURTH OPTION

       In consideration of the sum of US$1 (the receipt of which is acknowledged by the Company) the Company grants the Company the right to subscribe for

       5.1.1 10,000 Shares on the 31st day of December 1999 at a price of US$1 per Share;
       5.1.2 30,000 Shares on the 31st day of December 2000 at a price of US$1.50 per Share;
       5.1.3 30,000 Shares on the 31st day of December 2001 at a price of US$2 per Share;
       5.1.4 30,000 Shares on the 31st day of December 2002 at a price of US$2.50 per Share; and
       5.1.5 30,000 Shares on the 31st day of December 2003 at a price of US$3 per Share.


5.2 The options granted in this clause are conditional upon the Consultant being a member of Medical Advisory Board of the Company on the relevant dates when the options become exercisable.


6.     EXERCISING THE OPTIONS

6.1 The Options may be exercised at any time after the Options shall have been granted provided that the Options shall be exercised in any event not later than two years after the dates upon which such Option of part of such Option shall have become exercisable.

6.2 The Options shall be exercisable by the Consultant or in the event of the Consultant's death by personal representatives of the Consultant within six months of his death.

6.3 The Options shall be exercisable in respect of all or part of the Option Shares or the balance of the

       Shares comprised in the Options by notice in writing given by the Consultant to the Company.

6.4 The notice of exercise of the Options shall be accompanied by a remittance for the aggregate of the Subscription Price payable.

6.5 Within thirty days of the receipt of the notice of exercise the Company shall allot the Shares in respect of which the Options have been validly exercised and shall issue a definitive certificate in respect of the Shares allotted.

6.6 Save for any rights determined by reference to a date on or before the date of the notice to exercise the Options the Shares allotted under this clause shall rank pari passu and as one class with the other issued Shares of the Company at the time of exercise of the Options.


7.     TAKEOVERS, MERGERS AND WINDING-UP

7.1 If any person, firm or corporation obtains control of the Company as a result of making a general offer to acquire the whole of the issued ordinary Share Capital of the Company which is made on condition that if it is satisfied the person, firm or corporation making the offer will have control of the Company or a general offer to acquire all the Shares in the Company then the Options which are exercisable at that time may be exercised within one month of the date when the Company notifies the Consultant that the person making the offer has obtained control of the Company and any conditions subject to which the offer is made have been satisfied and to the extent that the Options have not been exercised by the end of such period they shall lapse.

7.2 If there shall be a reconstruction of the Company or its amalgamation with another company or companies as a result of which the shares in the Company shall cease to be listed or the Company goes into liquidation, the Options then exercisable may be exercised within one month after the Company has notified the Consultant of such event and to the extent that the Options have not been exercised by the end of such period they shall lapse.

7.3 In the event that the Options shall lapse under the provisions of clause 7.1 or 7.2 above the Company shall pay to the Consultant a sum equal to the value of the Option Shares less the

     Subscription Price which would have been payable by the Consultant if the Consultant had exercised the Options in full.



8.   VARIATION OF SHARE CAPITAL

8.1 In the event of any capitalisation, consolidation, sub-division or reduction of the share capital of the Company or any rights issue or other variation of capital taking place after the date of this Deed, the number of Shares comprised in the Options and the Subscription Price may be varied in such manner as the Directors of the Company shall determine and as the Auditors of the Company shall certify in writing to be in their opinion fair and reasonable.

8.2 The Company shall notify the Consultant of any such variation under clause 8.1.



9.   GENERAL

9.1 The Company will at all times keep available sufficient unissued Shares to satisfy the exercise to the full extent still possible of the Options taking account of any other obligations of the Company to issue Shares.

9.2 This Deed shall not form part of any contract for the provision of services by the Consultant to the Company and the rights and obligations of the Consultant under any such agreement with the Company shall not be affected by this Deed or any right he may have under it and the rights granted by this Deed shall not be dependent upon the performance of any such agreement.

9.3 No variation to the terms of this Deed shall be effective unless agreed in writing by the parties.

9.4 Any notice or communication to be given by either party to the other shall be sent by facsimile transmission or electronic mail or by pre-paid registered post to the address of the relevant party shown at the head of this Deed and shall be deemed to have been received by the addressee seven days after the same has been posted or 24 hours after despatch if sent by facsimile transmission or by electronic mail to the correct facsimile number or electronic mail address of the addressee.

9.5 The Consultant hereby authorises James Capel Investment Management Limited or such other stockbrokers as he may notify to the Company from time to time to give notice of exercise of the Options to the Company and the Company shall accept any such notice given on behalf of the Consultant.

9.6 This Deed shall be governed by English law in every particular, including formation and interpretation, and shall be deemed to have been made in England and the parties hereto submit to the non-exclusive jurisdiction of the English Courts.



Signed as a Deed by the Consultant and on behalf of the Company the day and year first above written.

                              THE SECOND SCHEDULE

                (The Management Fee Payable to the Consultant)

1. The Management Fee payable to the Consultant under clause 4.1.2 shall be five per cent of the Net Profits made by the Company in respect of the Company's PET business in the United Kingdom.

2. "Net Profits" shall mean the profits of the business operations of the Company in the United Kingdom less all expenses properly incurred in relation to the operations of the Company in the United Kingdom but excluding

    (a) any administration costs or expenses incurred outside the United Kingdom attributable to the United Kingdom operations; and

    (b) any interest payments and financing costs and any taxation whether payable in the United Kingdom or elsewhere.

3. The Net Profits shall be calculated as of January 15th of each year and if not agreed by the Company and the Consultant within 21 days thereafter the calculation of the Net Profits shall be referred to an independent expert for determination (who shall be a Chartered Accountant agreed by the parties or in the absence of agreement selected by the President for the time being of the Institute of Chartered Accountants) whose decision shall be final and binding on the parties and whose costs shall be borne equally by the Parties.

4. If the Net Profits are agreed by the parties payment shall be made to the Consultant not later than one month after the end of the relevant year and if referred to the independent expert shall be paid seven days after the expert's decision has been delivered.

5. For the period to the 15th January 2000 the fee payable to the Consultant shall be five per cent of the Net Profits for the period from the commencement of the UK operations of the Company to 15th January 2000 notwithstanding the fact that the Consultant has not acted as Consultant during the whole of that period.

Signed for and on behalf of
P.E.T. SYSTEMS INC

/s/ Paul J. Crowe
---------------------------
                   Director



Signed by the said
DR PIERS NICHOLAS PLOWMAN

/s/ Piers N. Plowman
---------------------------